MINERAL CLAIM PURCHASE AGREEMENT

THIS AGREEMENT is dated for reference as of the 18th day of October, 2007.

AMONG:

JOURNEY RESOURCES CORP., a company duly organized pursuant to the laws of the Province of British Columbia and having an office at #1208 – 808 Nelson Street, Vancouver, British Columbia, V6Z 2H2

(“Journey”, and collectively with “Journey Peru”, the “Purchasers”)

OF THE FIRST PART

AND:

MINERA JOURNEY RESOURCES PERU SAC., a corporation duly organized pursuant to the laws of Peru and having an office at Abogados Av., Santa Cruz 937 Lima, 18, Peru

(“Journey Peru”, and collectively with Journey, the “Purchasers”)

OF THE SECOND PART

AND:

MARLENE ORE LAMILLA, an individual of #407 – 1989 Marine Drive, North Vancouver, British Columbia, V7V 3G2

(the “Vendor”)

OF THE THIRD PART

WHEREAS:

(A)                     The Vendor is the recorded and beneficial owner of an undivided 100% interest in and to certain mineral concessions situated in the district of Lima, Peru to be known as the Silver Mountain Mining Claims, as detailed in the specific description of the mineral concessions in Schedule “A” attached hereto (herein called the “Property”); and

(B)                     The Vendor has agreed to sell to the Purchasers and the Purchasers have agreed to purchase a 100% undivided right, title and interest in and to the Property by paying certain consideration to the Vendor upon the terms and conditions herein;

NOW THEREFORE THIS AGREEMENT WITNESSES that in consideration of the covenants and agreements hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency which is hereby acknowledged, the parties agree as follows:

PART 1

PURCHASE OF PROPERTY

1.1                     Subject to the terms of this Agreement, the Vendor hereby agrees to sell a 100% right, title and interest in and to the Property, such 100% interest to be free and clear of all liens, charges, encumbrances, security interests and adverse claims arising from or through the Vendor, and subject to the laws applicable to the Property.

1.2                     In order to purchase a 100% interest in and to the Property, the Purchasers shall:

(a)	on or before November 1, 2007, or such other date as agreed upon by the parties hereto, make a cash payment in the amount of CDN$80,000 to the Vendor; and

(b)	on or before November 1, 2007, or such other date as agreed upon by the parties hereto, issue 2,500,000 common shares in its capital stock to Journey to Vendor.

In addition, Purchasers shall pay a 1% net smelter royalty to Vendor in the event of the commencement of commercial production on the Property.

PART 2

VESTING OF INTEREST

2.1                     Upon complying with all of the requirements set forth in §1.2, the Purchasers will be deemed to have purchased the Property and be deemed to legally and beneficially own a 100% right, title and interest in and to the Property.

PART 3

TITLE TRANSFER

3.1                     Upon the Purchasers purchasing the Property by satisfying all of the requirements set forth in §1.2, the Vendor shall execute such documentation as the Purchasers may prepare and reasonably request be executed under the laws of Peru to record a 100% interest of Purchasers in the Property.

PART 4

ASSIGNMENT OF OPTION

4.1                     Subject to §4.2, each party shall have the right to assign, transfer, convey or otherwise dispose of all or part of its rights and interests in this Agreement, provided that as a condition precedent to such assignment, (i) the assignee shall execute a counterpart of this Agreement and thereby agree to be bound by the contractual terms hereof in the same manner and to the same extent as though a party hereto in the first instance; (ii) the assignor shall not be relieved or discharged of any of its obligations or liabilities hereunder and the other parties may continue to look to it for the performance thereof, and (iii) the assignor will subject any further assignment, transfer, conveyance or disposition of its rights and interests in this Agreement to the restrictions set out in this §4.1.

4.2                     If the Vendor wishes to assign, transfer, convey or otherwise dispose of all or part of its rights and interests in this Agreement pursuant to §4.1, it may do so only with the consent of the Purchasers, such consent not to be unreasonably withheld.

PART 5

REPRESENTATIONS AND WARRANTIES

5.1                     The Vendor represents and warrants to the Purchasers that:

(a)	the Vendor has not entered into and is not aware of any other agreements in respect of the Property;

(b)

the mineral interests comprised in the Property have, to the best of the Vendors’ knowledge been duly and validly staked, recorded and issued pursuant to all applicable laws and regulations in Peru and are in good standing;

(c)

all rentals, taxes, duties, royalties, assessments, charges or fees and other assessments and levies pertaining to the Property and required to be paid by law or regulation have been fully paid as of the Effective Date;

(d)

there are not any suits, actions, prosecutions, investigations or proceedings, actual, pending or threatened, against or affecting the Optionors that relate to or has an adverse effect on the Property;

(e)

any and all previous work conducted on the Property was conducted in accordance with all applicable environmental laws, orders and rulings, and there are no outstanding assessments or liabilities relating to past work conducted on the Property which are now, or in the future may be, payable by any party;

(f)	the Vendor has full power and absolute authority to sell the Property to the Purchsers as provided in this Agreement;

(g)	this Agreement constitutes a legal, valid and binding obligation of the Vendor; and

(h)	the Vendor has all necessary permits and authorizations under applicable law to carry on operations.

5.2                     The Purchasers jointly and severally represent and warrant to the Vendor that:

(a)

the execution and delivery of this Agreement and the purchase by the Purchasers of the Property under this Agreement will not conflict with or result in a breach of or default under any agreement or other instrument of obligation to which each of the Purchasers is a party or by which it may be bound;

(b)	Purchasers have obtained all necessary corporate authorization for the execution of this Agreement; and

(a)	this Agreement constitutes a legal, valid and binding obligation of each of the Purchasers.

5.3                     The representations and warranties contained in §5.1 are provided for the exclusive benefit of the Purchasers and a breach of any one or more of them may be waived by each of the Purchasers in writing in whole or in part at any time without prejudice to its rights in respect of any other breach of the same or any other representation or warranty.

5.4                     The representations and warranties contained in §5.2 are provided for the exclusive benefit of the Vendor and a breach of any one or more of them may be waived by the Vendor in whole or in part at any time without prejudice to their rights in respect of any other breach of the same or any other representation or warranty.

PART 6

FORCE MAJEURE

6.1                     If the Purchasers are at any time prevented or delayed in complying with the payment requirement provisions of this Agreement in §1.2 by reason of strikes, walk-outs, labour shortages, power shortages, fuel shortages, fires, wars, acts of God, governmental regulations restricting normal operations, shipping delays or any other reason or reasons beyond the control of the Purchasers (and for greater certainty excluding factors related to a lack of funding), the time limited for the performance by the Purchasers of each its obligations hereunder will be extended by a period of time equal in length to the period of each such prevention or delay, provided however that nothing herein will discharge the Purchasers from each its obligations to timely pay the consideration under §1.2.

6.2                     The Purchasers will within seven (7) days of a force majeure event as set forth in §6.1 give notice to the Vendor of such event and upon cessation of such event will furnish the Vendor with notice to that effect together with particulars of the number of days by which the obligations of the Purchasers hereunder have been extended by virtue of such event of force majeure and all preceding events of force majeure.

PART 7

CONFIDENTIALITY

7.1                     Subject to §7.2 all information received or obtained by the Vendor or the Purchasers hereunder or pursuant hereto shall be kept confidential and no part thereof may be disclosed or published without the prior written consent of the other except such information as may be required to be disclosed or published by law or regulation; provided that either party may disclose information to any person or persons with whom it proposes to contract pursuant to Part 4 and have agreed to hold the same in confidence, it being agreed that prior to such disclosure, the non-disclosing party shall receive notice thereof and a copy of the confidentiality agreement executed by the person or persons with whom the disclosing party proposes to contract pursuant to Part 4.

7.2                     Confidential information shall not include the following:

(a)	information that, at the time of disclosure, is in the public domain;

(b)	information that, after disclosure, is published or otherwise becomes part of the public domain through no fault of the recipient;

(c)	information that the recipient can show already was in the possession of the recipient at the time of disclosure; or

(b)	information that the recipient can show was received by it after the time of disclosure, from a third party who was under no obligation of confidence to the disclosing party at the time of disclosure.

7.3                     Except as required by law or regulatory authority, neither party shall make any public announcements or statements concerning this Agreement or the Property without the prior approval of the other, not to be unreasonably withheld.

7.4                     The text of any public announcements or statements including news releases which a party intends to make pursuant to the exception in §7.3 shall be made available to the other party not less than twenty-four (24) hours prior to publication and the disclosing party shall limit or amend such disclosure as may be requested by the non-disclosing parties to the extent such limitation or amendment allows the disclosing party to meet its legal obligations. Neither party may issue a release containing a factual error identified by the other party.

PART 8

ARBITRATION

8.1                     All questions or matters in dispute with respect to the interpretation of this Agreement will, insofar as lawfully possible, be submitted to arbitration pursuant to the terms hereof using “final offer” arbitration procedures.

8.2                     It will be a condition precedent to the right of any party to submit any matter to arbitration pursuant to the provisions hereof, that any party intending to refer any matter to arbitration will have given not less than ten (10) days’ prior written notice of its intention so to do to the other party together with particulars of the matter in dispute.

8.3                     On the expiration of such ten (10) day period, the party who gave such notice may proceed to commence procedure in furtherance of arbitration as provided in this Part 8.

8.4                     The party desiring arbitration (“First Party”) will nominate in writing three (3) proposed arbitrators, and will notify the other party (“Second Party”) of such nominees, and the other party will, within ten (10) days after receiving such notice, either choose one (1) of the three (3) or recommend three (3) nominees of its own. All nominees of either party must hold accreditation as either a lawyer, accountant or mining engineer with a minimum of ten (10) years’ experience in their given profession. If the First Party fails to choose one of the Second Party’s nominees, then all six (6) names shall be placed into a hat and one name shall be randomly chosen by the president of the First Party and that person, if he/she is prepared to act, shall be the nominee. Except as specifically otherwise provided in this Part 8, the arbitration herein provided for will be conducted in accordance with the Commercial Arbitration Act (British Columbia). The parties shall thereupon each be obligated to proffer to the arbitrator within twenty-one (21) days of his/her appointment a proposed written solution to the dispute and the arbitrator shall within ten (10) days of receiving such proposals choose one of them without altering it except with the consent of both parties.

8.5                     The expense of the arbitration will be paid as specified in the award.

8.6                     The parties agree that the award of the arbitrator will be final and binding upon each of them.

PART 9

DEFAULT AND TERMINATION

9.1                     The parties hereto may terminate this Agreement in the event of a material breach of any term or condition of this Agreement by the other party, which material breach is not corrected within thirty (30) days of the receipt by of written notice by the other party which describes such breach in reasonable detail.

9.2                     If this Agreement is terminated, the Puchasers shall:

(a)

within 180 days deliver to the Vendor copies of all reports, maps, plans, photographs and drill logs of the Vendor relating to the Property, provided that the Purchasers do not make any representation or warranty concerning the accuracy or completeness thereof; and

(b)

within the said 180 days remove from the Property any machinery, buildings, structures, facilities, equipment and all other Property of every nature and description erected, placed or situated thereon by the Purchasers; any Property not so removed at the end of the 180 day period shall, at the written option of the Vendor delivered to the Purchasers, become the Property of the Vendor.

9.3                     If the Purchasers are prevented from or delayed in performing each of its obligations in §9.2(a)or §9.2(b) by a force majeure event as set forth in §6, the relevant period of 180 days referred to therein shall be extended by the period of the force majeure event.

PART 10

AREA OF COMMON INTEREST

10.1                    There shall exist an area of common interest within the area included within two (2) kilometres of the boundaries of the Property (as detailed in the specific description of the mineral concessions attached hereto as Schedule “A”), but excluding any third party mineral claims existing as of the Effective Date. If either party (or permitted assignee hereof) acquires any mineral rights within such area by staking or by the granting of such additional prospecting permits, they shall, at the election of the other party (made by it within twenty (20) days of written notice), be made part of the Property for all purposes and may be referred to as Additional Property.

PART 11

NOTICES

11.1                    Each notice, demand or other communication required or permitted to be given under this Agreement (“Notice”) to the Vendor or the Purchsers by the other shall be in writing and will be sent by personal delivery, fax or prepaid registered mail to the addresses of the parties as follows:

(c)	if to the Vendor:
407 – 1989 Marine Drive North Vancouver British Columbia V7V 3G2 Attention: Marlene Ore Lamilla

(d)	if to the Purchasers: #1208 – 808 Nelson Street Vancouver, British Columbia V6Z 2H2 Facsimile: (604) 633-2462 Attention: Jack Bal

11.2                    The date of receipt of such Notice will be the date of delivery or fax thereof if delivered or faxed during business hours, or, if given by registered mail as aforesaid, will be deemed conclusively to be the third day after the same will have been so mailed except in the case of interruption of postal services for any reason whatever, in which case the date of receipt will be the date on which the Notice is actually received by the addressee.

11.3                    Either party may at any time and from time to time notify the other party in writing of a change of address and the new address to which Notices will be given to it thereafter until further change.

PART 12

GENERAL

12.1                    This Agreement is subject to the approval of the Board of Directors of the Purchasers, and acceptance of the TSX Venture Exchange if required.

12.2                    This Agreement will supersede and replace any other agreement or arrangement, whether oral or written, heretofore existing between the parties in respect of the subject matter of this Agreement.

12.3                    No consent or waiver expressed or implied by either party in respect of any breach or default by the other in the performance of such other of its obligations hereunder will be deemed or construed to be a consent to or a waiver of any other breach or default.

12.4                    The parties will promptly execute or cause to be executed all documents, deeds, conveyances and other instruments of further assurance which may be reasonably necessary or advisable to carry out fully the intent of this Agreement or to record wherever appropriate the respective interests from time to time of the parties in the Property.

12.5                    This Agreement will inure to the benefit of and be binding upon the parties and their respective successors and assigns, subject to the conditions hereof.

12.6                    This Agreement will be construed in accordance with the laws of the Province of British Columbia and the laws of Canada applicable therein.

12.7                    All sums of money referred to herein are expressed in Canadian currency.

12.8                    The headings appearing in this Agreement are for general information and reference only and this Agreement will not be construed by reference to such headings.

12.9                    In interpreting this Agreement and Schedule “A” hereto attached, where the context so requires, the singular will include the plural, and the masculine will include the feminine, the neuter, and vice versa.

12.10                   Nothing herein will constitute or be taken to constitute the parties as partners or create any fiduciary relationship between them.

12.11                   No modification, alteration or waiver of the terms herein contained will be binding unless the same is in writing, dated subsequently hereto, and fully executed by the parties.

12.12                   This Agreement may be executed in counterpart and by facsimile.

IN WITNESS WHEREOF this Agreement has been executed on behalf of the Vendor and each of the Purchasers by their duly authorized officers on the _18th _ day of _October____, 2007.

JOURNEY RESOURCES CORPORATION

Per:	“Jatinder (Jack) Bal”
Authorized Signatory

MINERA JOURNEY RESOURCES PERU SAC

Per:	“Jatinder (Jack) Bal”
Authorized Signatory

”Marlene Ore Lamilla”
MARLENE ORE LAMILLA

SCHEDULE “A”

Mineral Claims Comprising The Property

The Silver Mountain Mining Claims located in Lima, Peru.